Exhibit 10.10
General Mills Separation Pay and Benefits Program for
Officers
Introduction
          This document sets forth the Separation Pay and Benefits Program for Officers (the “Program”) of General Mills, Inc. (the “Company”). The provisions of the Program reflect a comprehensive review undertaken by the Company of its severance policies and programs, and will govern terminations of employment following the effective date (the “Effective Date”) of the Program’s adoption by the Company’s Board of Directors (the “Board”).
          The provisions of the Program are set forth in two independent component plans. Plan A of the Program (“Plan A”) formalizes the Company’s existing severance practices, and Plan B of the Program (“Plan B”) sets forth certain provisions that will apply in respect of terminations of employment of certain officers following a Change of Control (as defined herein).
          The Program serves as the umbrella document governing severance policies of the Company. However, each of Part A and Part B, as subplans of the Program, constitute independent employee benefit plans and shall be treated for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as distinct plans.
          The Program supersedes any severance plans, policies and/or practices currently in effect at the Company and its Affiliates with respect to Participants (as defined in Plan A) and Change of Control Participants (as defined in Plan B).

Plan A
ARTICLE I
PURPOSE
          This Plan A is intended to formalize the Company’s separation pay and benefits policy. The purpose of this Plan A is to provide transitional pay and benefits for a limited period of time to certain terminated employees. The Company reserves the right to amend or terminate this Plan A by action of the Committee (as defined below) in accordance with the amendment and termination provisions set forth below.
ARTICLE II
DEFINITIONS
          As used in this Plan A, the following words and phrases shall have the following respective meanings (unless the context clearly indicates otherwise):
     2.1 Administrator. The Company.
     2.2 Affiliate. An Affiliate of the Company shall mean any company controlled by, controlling, or under common control with, the Company.
     2.3 Annual Base Salary. With respect to a Participant, the annual base salary in effect immediately prior to such Participant’s Date of Termination.
     2.4 Average Annual Bonus. The average of the applicable Participant’s annual bonuses paid under the Incentive Plan, for each of the last three full fiscal years (or such lesser number of years for which such Participant was employed by the Company) prior to the year during which occurs the Participant’s Date of Termination.
     2.5 Cause. With respect to any Participant, any definition of “Cause” set forth in an employment, severance, or similar agreement between such Participant and the Company (or an Affiliate thereof), or, if no such definition exists, the occurrence of any of the following:
     (a) the Participant’s conviction of, or plea of nolo contendere with respect to, a felony;
     (b) the improper disclosure by the Participant of proprietary information or trade secrets of the Company and its Affiliates;
     (c) the performance by the Participant of his or her employment duties in an unsatisfactory manner, including, without limitation, willful failure to perform, or negligent performance of, one’s employment duties;
     (d) the falsification by the Participant of any records or documents of the Company and its Affiliates;

     (e) the dishonesty, willful misconduct, misappropriation, breach of fiduciary duty, fraud, or embezzlement of the Participant with regard to the Company and its Affiliates;
     (f) the violation by the Participant of any employment rules, policies (including the Company’s Code of Conduct) or procedures of the Company and its Affiliates;
     (g) any intentional or gross misconduct of the Participant that injures the business or reputation of the Company and its Affiliates; or
     (h) the violation of any federal or state securities law, rule or regulation governing the business of the Company and its Affiliates or the constitution, by-laws, rules or regulations of any securities or commodities exchange or self-regulatory organization governing the business of the Company and its Affiliates or of which the Company is a member.
     2.6 Change of Control. As defined in Part B of this Program.
     2.7 Code. The Internal Revenue Code of 1986, as amended from time to time.
     2.8 Committee. The Compensation Committee of the Board.
     2.9 Company. As defined in the preamble and in Section 6.2 of this Plan A.
     2.10 Comparable Job. A job offering (i) no reduction in base salary of more than 10%, (ii) no reduction in the annual cash compensation opportunity (i.e., base salary plus target bonus) of more than 10% (iii) no material adverse reduction in duties and responsibilities, and (iv) no requirement of relocation to a job location more than 50 miles from the Participant’s then-current job location.
     2.11 Date of Termination. The applicable Participant’s last day of active employment (or last day of Leave of Absence), as designated by the Company.
     2.12 Incentive Plan. The Company’s Executive Incentive Plan, or any predecessor or successor plan.
     2.13 Interest. Interest on the applicable delayed payment equal to the “prime rate” (as reported in the Wall Street Journal on the Date of Termination) plus 1%, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed from and including the Date of Termination through, but excluding, the date of payment.
     2.14 Leave of Absence. Any absence from work authorized by the Company or an Affiliate thereof, whether paid or unpaid, including but not limited to, absences because of bereavement, extended care of a family member, personal emergencies, sick time, disability (short-term or long-term), education, vacation, sabbatical, worker’s compensation, jury duty and active military service. The duration of the applicable Leave of Absence, including the date when the Participant is required to return to his or her active duties, shall be determined in the Company’s sole discretion, subject to applicable legal requirements.

     2.15 Multiple. With respect to any Participant, such Participant’s “Multiple” shall be the number so designated on Appendix A of this Plan A. A Multiple may be either a whole number or a fractional number.
     2.16 Participant. Any employee of the Company and its Affiliates at the level of Vice President or above and any other employees of the Company and its Affiliates designated as Participants on Appendix A of this Plan A.
     2.17 Section 409A. Section 409A of the Code.
     2.18 Separation Benefits. The amounts and benefits payable or required to be provided in accordance with Section 4.3 of this Plan A.
ARTICLE III
ELIGIBILITY
     3.1 Participation. A Participant shall cease to be a Participant in this Plan A if such Participant ceases to be employed by the Company and its Affiliates under circumstances not entitling such Participant to Separation Benefits or if such Participant ceases to be employed by the Company and its Affiliates at the level of Vice President or above.
     3.2 No Termination of Participation Following Termination Entitling Participant to Benefits Under Plan. Notwithstanding Section 3.1 of this Plan A, a Participant who is entitled, as a result of a cessation of employment while a Participant, to receive benefits under this Plan A, shall remain a Participant in this Plan A (and shall not be subject to a reduction of such Participant’s Multiple) until the amounts and benefits payable under this Plan A have been paid or provided to such Participant in full.
ARTICLE IV
SEPARATION BENEFITS
     4.1 Right to Separation Benefits. A Participant shall be entitled to receive from the Company the Separation Benefits as provided in Section 4.3 of this Plan A if (a) such Participant’s employment with the Company and its Affiliates has been terminated for a reason specified in Section 4.2(a) of this Plan A, (b) such Participant has not refused an offer of employment by the Company and its Affiliates for a Comparable Job, and (c) such Participant executes within 50 days (or such shorter period as is required of such Participant by the Company) following the Date of Termination (and does not revoke), in a form that is satisfactory to the Company, such documents as the Company may require, which shall include a separation agreement that contains an effective general release of all known and unknown claims against the Company in a form consistent with the Company’s past practice, and may include provisions binding the Participant to confidentiality, cooperation with litigation, non-disparagement, non-competition, and/or non-solicitation agreements (in the event that a Participant fails to execute such documents within the required time period or revokes any such document, the Company may recover any payments or benefits paid or provided hereunder to such Participant and shall cease to pay or provide any further payments or benefits hereunder to such Participant).

     4.2 Termination of Employment.
     (a) Terminations Which Give Rise to Separation Benefits Under This Plan A. Any termination under the following circumstances shall be deemed to be a termination for a reason specified in Section 4.2(a) of this Plan A: any involuntary termination of employment initiated by the Company and its Affiliates (excluding any transfer to the Company or an Affiliate thereof) other than for Cause or Disability (as defined below). A termination of employment will not be deemed to be described by this paragraph if it occurs in connection with a transfer by the Company and its Affiliates of assets or stock, and the applicable Participant receives an offer of a Comparable Job with the transferee of such assets or stock (whether before, at the time of, or immediately after the closing of such transfer). In the case of an involuntary termination of employment initiated by the Company and its Affiliates other than for Cause, the applicable Participant must remain employed (or on approved Leave of Absence) until the date of termination communicated by the Company in order for the termination to qualify as a termination described by this paragraph. A termination of employment will not be deemed to be described by this paragraph if it follows a period of community assignment. The Company and the applicable Participant shall take all steps necessary (including with regard to any post-termination services by such Participant) to ensure that any termination described in this Section 4.2(a) of this Plan A constitutes a “separation from service” within the meaning of Section 409A.
     (b) Terminations Which Do Not Give Rise to Separation Benefits Under This Plan A. If a Participant’s employment is terminated for Cause, Disability (within the meaning of the Company’s long-term disability plan applicable to the Participant), as a result of the Participant’s death, or due to voluntary termination, such termination shall not be deemed to be a termination for a reason specified in Section 4.2(a) of this Plan A and the Participant shall not be entitled to Separation Benefits under this Plan A.
     4.3 Separation Benefits.
     (a) If a Participant’s employment is terminated under the circumstances set forth in Section 4.1 of this Plan A entitling such Participant to Separation Benefits, the Company shall pay or provide, as the case may be, to such Participant the amounts and benefits set forth in items (i) through (iii) below (the “Separation Benefits”):
          (i) the Company shall pay to the Participant the following amounts:
     (A) the Participant’s base salary through the Date of Termination to the extent not theretofore paid, payable in a lump sum as soon as practicable, but in no event later than the Company’s next scheduled payroll date, following the Date of Termination; and
     (B) the product of (1) the actual annual bonus, if any, the Participant would have received for the fiscal year during which the Date of Termination occurs had such Participant remained employed through the conclusion of such year (based on actual performance and determined by the Company in its good faith discretion) and (2) a fraction, the numerator of which is the number of days in such year through the Date of Termination, and the denominator of which is 365, payable following the conclusion of such year but in no event more than two-and-a-half months following such conclusion; and
     (C) an amount equal to the product of (1) the Multiple and (2) the sum of (x) the Participant’s Annual Base Salary (or, if the Date of Termination follows a Change of Control and the Participant’s base salary was higher immediately prior to such Change of Control, such higher salary) and (y) the Average Annual Bonus, such amounts to be paid ratably in accordance with the Company’s regular payroll practices over a period of years equal to the applicable Multiple;
     (ii) for a number of years after the Participant’s Date of Termination equal to the Multiple, the Company shall cause the Company’s welfare plans to continue medical and dental benefits to the Participant and/or the Participant’s family on the same terms applicable to similarly situated active employees, with the Participant’s share of the premiums no greater than that applicable to such similarly situated active employees; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive medical and/or dental benefits under another employer provided plan, the medical and/or dental benefits, as applicable, described herein shall terminate; and, provided, further, that the benefits provided hereunder shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Participant’s income for federal income tax purposes. Notwithstanding the foregoing, if the Company reasonably determines that providing continued coverage under one or more of its welfare benefit plans contemplated herein could adversely affect the tax treatment of other participants covered under such plans, or would otherwise have adverse legal ramifications or adverse economic impact, the Company may, in its discretion, provide other insurance coverage substantially similar in the aggregate to the continued coverage otherwise required hereunder; and
     (iii) the Company shall, at its sole expense as incurred, provide the Participant with outplacement services, the scope and provider of which shall be selected by the Company in its sole discretion, provided that such outplacement benefits shall end not later than the first anniversary of the Date of Termination.
Notwithstanding the preceding provisions of this Section 4.3, in the event that the applicable Participant is a “specified employee” (within the meaning of Section 409A) (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”) on the Date of Termination, any amounts that would be payable within the first six months following the Date of Termination pursuant to Section 4.3(a)(i)(C) of this Plan A that exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) with respect to such Participant shall be paid, with Interest from the date on which payment would otherwise have been made, on the first business day of the first calendar month that begins after the six-month anniversary of such Participant’s “separation from service” within the meaning of Section 409A of the Code (the “Delayed Payment Date”); provided, however, that if such Participant who is a Specified Employee is a Change of Control Participant (as defined in Plan B of this Program), all amounts that would have been paid within the first six months following the Date of Termination pursuant to Section 4.3(a)(i)(C) of this Plan A shall be paid, with Interest from the date on which payment would otherwise have been made, on the Delayed Payment Date.
     (b) Reductions in Certain Instances.
     (i) The Separation Benefits provided under this Plan A shall be reduced (but not below zero) by the amount of any severance or separation pay and benefits and/or salary-based guaranteed compensation payments provided for under the terms of any other written employment, change in control, severance, consulting or similar agreement (including an offer letter) to which the applicable Participant and the Company (or an Affiliate thereof) are party or any other severance plan, policy or arrangement in which the Participant participates, or any statutory severance scheme applicable to the Participant, including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988 set forth at 29 U.S.C. § 2101 et seq. or any similar state or local statute to the extent not preempted by ERISA (collectively, “Severance Arrangements”). Nothing in this Plan A shall be construed to provide separation pay or benefits that are duplicative of any separation pay, which shall include the payment of salary-based guaranteed compensation, or benefits provided to a Participant pursuant to any Severance Arrangement. Without limiting the generality of the foregoing, if any federal, state or local law (to the extent not preempted by ERISA), including without limitation, worker’s compensation laws (and excluding applicable state or federal laws regarding jury duty or active military service) or any Company policy, benefit or practice, including, without limitation, disability benefits or vacation pay (excluding vacation accrued but unused prior to the Date of Termination) either provides or requires the Company to provide a Participant with income in place of such Participant’s salary or vacation pay accruing after the Date of Termination, then the Separation Benefits to which the Participant would have been entitled under this Plan A shall be reduced by the amount of such replacement pay or such post-Date of Termination vacation pay received by the Participant. For clarity, the Company’s qualified and non-qualified retirement plans are not considered Severance Arrangements for purposes of this paragraph and amounts payable under this Plan A shall not be reduced pursuant to this paragraph as a result of amounts payable under such qualified and non-qualified retirement plans.
     (ii) The Company also reserves the right, subject to Section 409A of the Code, to offset any separation pay or benefits under this Plan A by any advances, expenses, loans, claims for damages or other monies (including any tax withholding due in respect of payments hereunder or otherwise) the applicable Participant owes the Company or any of its Affiliates (except for any personal or business loan for which the Participant may have contracted with the Company or any of its Affiliates).
     (iii) In the event that any payment or benefit under this Plan A would be non-deductible as a result of the application of Section 280G of the Code, such payment or benefit shall be reduced to the maximum amount that may be paid or provided without any payment or benefit to the applicable Participant being non-deductible as a result of the application of Section 280G of the Code. Such reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections of this Plan A in the following order: (1) Section 4.3(a)(i)(C), (2) Section 4.3(a)(ii), (3) Section 4.3(a)(iii), and (4) Section 4.3(a)(i)(B).
     (iv) If a Participant obtains employment within the Company or any of its Affiliates following a termination entitling such Participant to Separation Benefits and prior to the expiration of the number of weeks of such Separation Benefits, any Separation Benefits will cease immediately.
     (v) Notwithstanding the provisions of any other section of this Plan A, Separation Benefits may be discontinued if the applicable Participant is determined by the Administrator (1) to have engaged in conduct at any time while employed by the Company that would have provided a basis for a for-Cause termination, (2) to have violated any of the representations or obligations undertaken by the Participant by executing such documents as the Company may require pursuant to Section 4.1(c) of this Plan A in order for the Participant to be eligible for Separation Benefits under this Plan A, or (3) to have engaged in any conduct or act that was injurious, detrimental or prejudicial to the interest of the Company. This paragraph shall have no application following a Change of Control.
     4.4 Vesting of Supplemental Retirement Plan Benefit. If a Participant who is not fully vested in his or her benefit under the 2005 Supplemental Retirement Plan of General Mills, Inc. and is at least a Senior Vice President whose employment is terminated under the circumstances set forth in Section 4.1 of this Plan A, then any benefit accrued under the otherwise applicable terms of the 2005 Supplemental Retirement Plan of General Mills, Inc. shall be fully vested as of his or her Date of Termination, provided, however, that said Participant is at least 55 years old on his or her Date of Termination. Solely for purposes of this Section 4.4 and for purposes of determining if a Participant’s employment is terminated under the circumstances set forth in Section 4.1, the definition of “Cause” at Section 2.5 of this Plan A shall be applied without regard to subsection 2.5(c) thereof. This provision potentially operates to accelerate vesting but does not impact the amount of one’s accrued benefit, when it is paid, or the payment form, all of which are governed by the otherwise applicable terms of the 2005 Supplemental Retirement Plan of General Mills, Inc.
ARTICLE V
ADMINISTRATION
     5.1 Benefits Unsecured. The separation pay and benefits and costs of this Plan A are payable by the Company out of its general assets, with the exception of any portion of the premiums or costs for continued benefit coverage for which Participants will be responsible. The right of a Participant to receive payments or benefits under this Plan A shall be only that of an unsecured creditor against the assets of the Company and payments and benefits under this Plan A shall be made solely from the assets of the Company. No Participant shall have any right to any specific assets of the Company by virtue of this Plan A.
     5.2 Administrator. The general administration of this Plan A and the responsibility for carrying out its provisions shall be vested in the Administrator. The Company shall be the

“Administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein. The Administrator shall have the authority to appoint and delegate its responsibilities under this Plan A and to designate other persons to carry out any of its responsibilities under this Plan A. The Administrator and/or its designee(s) shall have such discretionary powers as are necessary or appropriate to discharge his, her or its duties, including but not limited to, discretionary interpretation and construction of this Plan A, and the determination of all questions of eligibility, participation and benefits and all other related or incidental matters, provided that during the two-year period following a Change of Control (and thereafter, to the extent the issue in question relates to a termination of employment during such period), decisions of the Administrator shall be subject to de novo review in the courts. The Administrator’s (and/or its designee’s) decision will be binding on the applicable Participant, the Participant’s spouse or other dependent or beneficiary and all other interested parties, subject to review or correction only to the extent that such a decision, determination or construction is shown by clear and convincing evidence to be arbitrary and capricious, provided that during the two-year period following a Change of Control (and thereafter, to the extent the issue in question relates to a termination of employment during such period), decisions of the Administrator shall be subject to de novo review in the courts. The Administrator and/or its designee may adopt rules and regulations of uniform applicability in his/her interpretation and implementation of this Plan A. In order for a Participant to be eligible for Separation Benefits, the Administrator and/or its designee shall require each Participant to execute (and not revoke), such documents as the Administrator and/or its designee may require pursuant to Section 4.1(c) of this Plan A and to provide proof of any information that the Administrator finds necessary or desirable for the proper administration of this Plan A.
     5.3 Claims Procedures. Any claim for benefits under this Plan A must be submitted in writing to the Administrator. If a claim for benefits under this Plan A is denied in whole or in part, the claimant (or his or her authorized representative) will be notified by the Administrator within 90 days of the date the claim is delivered to the Administrator, unless special circumstances require an extension of time for processing the claim, in which case the claimant will be provided written notification, prior to the termination of the initial 90-day period, of the special circumstances requiring an extension and the date (not to exceed a period of an additional 90 days) by which the Administrator expects to render a final decision. The notification will be written in understandable language and will state (a) specific reasons for denial of the claim, (b) specific references to any provision of this Plan A on which the denial is based, (c) a description (if appropriate) of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) an explanation of this Plan A’s review procedure and the time limits applicable to such procedures, including the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. A claim that is not acted upon within 90 days may be deemed by the claimant to have been denied.
     5.4 Review of Claim Denials. Within 60 days after a claim has been denied, or deemed denied, the claimant or his or her authorized representative may make a request for a full and fair review by submitting to the Administrator a written statement (a) requesting a review of the denial of the claim, (b) setting forth all of the grounds upon which the request for review is based and any facts in support thereof, and (c) setting forth any issue or comments which the claimant deems relevant to the claim. The claimant or his or her authorized representative, shall have, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and may submit comments, documents, records and other information relating to the claim in writing. The review shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator shall make a decision on review within 60 days after the receipt of the claimant’s request for review, unless the Administrator determines that special circumstances require an extension of time for processing a review is required, in which case the claimant will be notified and a decision will be made within 120 days of receipt of the request for review. If the Administrator determines that an extension of time is required, written notice shall be furnished to the claimant prior to the termination of the initial 60-day period which shall indicate the special circumstances requiring the extension and the date by which the Administrator expects to render a final decision. The decision will be in writing and in understandable language. The decision shall set forth (i) specific reasons for the denial of the claim, (ii) specific references to any plan provision on which the benefit determination is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (iv) a statement describing any voluntary appeal procedures offered by this Plan A and the claimant’s right to obtain information about such procedures and a statement of the claimant’s right to bring an action under section 502(a) of ERISA. The decision of the Administrator on review shall be final and conclusive upon all persons unless it is shown by clear and convincing evidence to be arbitrary and capricious. The claimant may pursue a grievance in a federal court if he or she is improperly denied any right or remedy to which he or she is entitled under the Claim Review Procedure. No legal action may be brought to recover benefits allegedly due under this Plan A unless a claimant has exhausted the Claim Review Procedure set forth in this Plan A; and in no event may a claimant commence such a legal action more than one year from the date of the claim denial.
ARTICLE VI
MISCELLANEOUS
     6.1 Amendment and Termination. This Plan A may be terminated or amended in any respect by resolution adopted by a majority of the Committee, provided that this Plan A may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants if such action is taken in connection with, in anticipation of, during the six-month period prior to, or during the two-year period following, a Change of Control. No amendment or termination shall give the Company the right to recover any amount paid to a Participant prior to the date of such action or to cause the reduction, cessation or discontinuance of Separation Benefits to any person or persons under this Plan A already receiving or entitled to receive separation pay or benefits under this Plan A. No vested rights are provided under this Plan A, subject to Section 3.2 of this Plan A and to the Change of Control-related limitations set forth above on amendments and terminations.
     6.2 Successors. This Plan A shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan A if no succession had taken place. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and to honor this Plan A in the same manner and to the same extent that the Company would be required to honor it if no such succession had taken place. The term “Company,” as used in this Plan A, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan A.
     6.3 Compliance With Law. Notwithstanding anything else contained in this Plan A, the Company shall not be required to make any payment or take any other action prohibited by law, including, but not limited to, any regulation, directive, or order of federal or state regulatory authorities.
     6.4 Employment Status. This Plan A does not constitute a contract of employment or impose on any Participant, the Company, or any Affiliate of the Company any obligation to retain any Participant as an employee.
     6.5 Benefits Not Assignable. Subject to Section 4.3 of this Plan A, payments and benefits under this Plan A are not assignable or subject to alienation since they are not vested and are solely for the support and maintenance of the applicable Participant. Likewise, such payments and benefits shall not be subject to attachment by creditors or through legal process against the Company, the Administrator or any Participant.
     6.6 Tax Withholding. The Company may withhold from any amounts payable under this Plan A such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     6.7 Construction. The invalidity or unenforceability of any provision of this Plan A shall not affect the validity or enforceability of any other provision of this Plan A, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The captions of this Plan A are not part of the provisions hereof and shall have no force or effect.
     6.8 Governing Law. This Plan A is subject to ERISA, but is intended to qualify as a plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. To the extent not superseded by federal law, this Plan A shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws.
     6.9 Section 409A. This Plan A is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be interpreted and administered in accordance with Section 409A of the Code. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Each payment under this Plan A shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan A. All reimbursements and in-kind benefits provided under this Plan A shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Plan A be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the applicable Participant shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the applicable Participant’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the applicable Participant’s remaining lifetime (or if longer, through the 20th anniversary of the Date of Termination).

Appendix A of Plan A
     With respect to the Participants individually listed below, the applicable Multiple shall be the Multiple set forth next to such Participant’s name. For other Participants, the applicable Multiple shall be determined based on such Participant’s position immediately prior to the Date of Termination, in accordance with the following table:

Position	Multiple

Vice President	1.0

Senior Vice President	1.5

Executive Vice President and Above	2.0
Notwithstanding the foregoing table, the Multiples for the following Participants shall be as set forth below:

Participant	Multiple

Plan B
ARTICLE I
PURPOSE
          The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of its senior executives, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is essential to diminish the inevitable distraction to its senior executives by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage its senior executives’ full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide its senior executives with compensation and benefit arrangements upon a Change of Control which ensure that the compensation and benefits expectations of its senior executives will be satisfied and which are competitive with those of other corporations. This Plan B is intended to serve the aforementioned purposes. The Company reserves the right to amend or terminate this Plan B by action of the Committee (as defined below) in accordance with the amendment and termination provisions set forth below.
ARTICLE II
DEFINITIONS
          As used in this Plan B, the following words and phrases shall have the following respective meanings (unless the context clearly indicates otherwise):
     2.1 Affiliate. An Affiliate of the Company shall mean any company controlled by, controlling, or under common control with, the Company.
     2.2 Annual Base Salary. With respect to a Change of Control Participant, twelve times the higher of the monthly base salary paid or payable, including any base salary which has been earned but deferred, to such Change of Control Participant by the Company and its Affiliates in respect of the month immediately preceding the month in which (i) the Change of Control occurs or (ii) such Change of Control Participant’s Date of Termination occurs.
     2.3 Average Annual Bonus. The average of the applicable Change of Control Participant’s annual bonuses paid or payable under the Incentive Plan (including amounts earned but deferred), for each of the last three full fiscal years (or such lesser number of years for which such Change of Control Participant was employed by the Company) prior to the Change of Control (annualized in the event that such Change of Control Participant was not employed by the Company for the whole of any such fiscal year and not paid a full year’s bonus for such year). In the case of a Change of Control Participant who has not yet received any bonuses, Average Annual Bonus shall equal such Change of Control Participant’s target bonus, as calculated using a 1.50 corporate/unit rating and the target individual rating at the Change of Control Participant’s level under the Incentive Plan for the fiscal year during which occurs the Change of Control.

     2.4 Change of Control. Any of the following events:
     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.4; and provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or
     (b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”); excluding however such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
     2.5 Change of Control Multiple. With respect to any Change of Control Participant, such Change of Control Participant’s “Change of Control Multiple” shall be the number so designated on Appendix A to this Plan B. A Change of Control Multiple may be either a whole number or a fractional number.
     2.6 Change of Control Participant. Any employee of the Company and its Affiliates who is designated by the Committee as a Change of Control Participant (all Change of Control Participants are listed on Appendix A to this Plan B).
     2.7 Change of Control Separation Benefits. The amounts and benefits payable or required to be provided in accordance with Section 4.3 of this Plan B.
     2.8 Code. The Internal Revenue Code of 1986, as amended from time to time.
     2.9 Committee. The Compensation Committee of the Board.
     2.10 Company. As defined in the preamble and in Section 6.1 of this Plan B.
     2.11 Date of Termination. If a Change of Control Participant’s employment is terminated by the Company for Cause, or by the Change of Control Participant for Good Reason, the Date of Termination shall be the date of receipt of the Notice of Termination (as described in Section 4.2(c) of this Plan B) or any later date specified therein, as the case may be. If a Change of Control Participant’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies such Change of Control Participant of such termination. If a Change of Control Participant’s employment is terminated by the Change of Control Participant without Good Reason, the Date of Termination shall be the date on which the Change of Control Participant notifies the Company of such termination. If a Change of Control Participant’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of such Change of Control Participant or the Disability Effective Date, as the case may be.
     2.12 Incentive Plan. The Company’s Executive Incentive Plan, or any predecessor or successor plan.
     2.13 Interest. Interest on the applicable delayed payment equal to the “prime rate” (as reported in the Wall Street Journal on the Date of Termination (or, if it is not reported on such date, on the next following business day on which it is reported)) plus 1%, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed from and including the Date of Termination through, but excluding, the date of payment.
     2.14 Section 409A. Section 409A of the Code.
     2.15 Section 409A Change of Control. Section 409A Change of Control means a Change of Control that also constitutes a “change in the ownership or effective control” of the Company or “a change in the ownership of a substantial portion of the assets” of the Company (each as defined in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder as in effect from time to time).
     2.16 Specified Employee. A Change of Control Participant who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), as determined in accordance with the methodology established by the Company as in effect on the Date of Termination of such Change of Control Participant.
ARTICLE III
ELIGIBILITY
     3.1 Participation. Any individual who is listed on Appendix A of this Plan B shall be a Change of Control Participant in this Plan B. Appendix A of this Plan B may be amended by the Committee by adding or removing Change of Control Participants or by modifying Change of Control Multiples, provided that no Change of Control Participant may be so removed nor may any Change of Control Multiple be so reduced (a) in connection with or in anticipation of a Change of Control or during the two-year period following a Change of Control or (b) subject to Section 3.2(b) of this Plan B, without providing the applicable Change of Control Participant at least one year’s notice of such removal or reduction.
     3.2 Duration of Participation. A Change of Control Participant shall cease to be a Change of Control Participant in this Plan B if (a) such Change of Control Participant is removed from Appendix A of this Plan B as permitted by Section 3.1 of this Plan B or (b) such Change of Control Participant ceases to be employed by the Company and its Affiliates under circumstances not entitling such Change of Control Participant to Change of Control Separation Benefits.
     3.3 No Termination of Participation Following Termination Entitling Change of Control Participant to Benefits Under Plan. Notwithstanding Sections 3.1 and 3.2 of this Plan B, a Change of Control Participant who is entitled, as a result of a cessation of employment while a Change of Control Participant, to receive benefits under this Plan B shall remain a Change of Control Participant in this Plan B (and shall not be subject to a reduction of such Change of Control Participant’s Change of Control Multiple) until the amounts and benefits payable under this Plan B have been paid or provided to such Change of Control Participant in full.
ARTICLE IV
SEPARATION BENEFITS
     4.1 Right to Change of Control Separation Benefits. A Change of Control Participant shall be entitled to receive from the Company the Change of Control Separation Benefits as

provided in Section 4.3 of this Plan B if such Change of Control Participant’s employment with the Company and its Affiliates has been terminated for any reason specified in Section 4.2(a) of this Plan B, and such termination occurred either (a) after a Change of Control and on or before the second anniversary thereof or (b) at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or in connection with or anticipation of a Change of Control (a termination of employment described in this Section 4.1(b), an “Anticipatory Termination”).
     4.2 Termination of Employment.
     (a) Terminations Which Give Rise to Change of Control Separation Benefits Under This Plan. Any termination under the following circumstances shall be deemed to be a termination for a reason specified in this Section 4.2(a):
     (i) any involuntary termination of employment of a Change of Control Participant initiated by the Company and its Affiliates (excluding any transfer to the Company or an Affiliate thereof) other than for Cause or Disability; or
     (ii) any termination of employment by a Change of Control Participant for Good Reason. For purposes of this Plan B, “Good Reason” shall mean:
     (A) the assignment to the applicable Change of Control Participant of any duties inconsistent in any material respect with such Change of Control Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, as in effect prior to the Change of Control (measured by reference to the most significant of those held, exercised, and assigned during the 180-day period immediately preceding the Change of Control), or any other action which results in a material diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by such Change of Control Participant;
     (B) a decrease in the applicable Change of Control Participant’s base salary below the base salary in effect immediately prior to the Change of Control;
     (C) a failure, for any fiscal year, to provide the applicable Change of Control Participant (no later than two and a half months following such fiscal year, subject to any deferral elected by the Change of Control Participant on terms compliant with Section 409A) with an annual bonus at least equal to the Average Annual Bonus, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied promptly after receipt of notice thereof given by the Change of Control Participant;

     (D) a decrease in the aggregate long-term incentive opportunities (including equity- and cash-based programs) below the greatest of those provided to the applicable Change of Control Participant under the programs in which such Change of Control Participant participated any time during the 180-day period immediately preceding the Change of Control;
     (E) the Company’s requiring the applicable Change of Control Participant to be based at any office or location 50 or more miles from the location where such Change of Control Participant was employed immediately preceding the Change of Control or the Company’s requiring the applicable Change of Control Participant to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control; or
     (F) any failure by the Company to comply with and satisfy Section 6.1 of this Plan B.
For purposes of this Section 4.2(a) of this Plan B, (x) a Change of Control Participant’s ability to terminate employment for Good Reason shall be conditioned on the Change of Control Participant providing notice of the event or action giving rise to the right to terminate for Good Reason within 30 days of becoming aware of such event or action and the Company’s failing to cure such event or action, if curable, within 30 days of receipt of such notice, (y) any good faith determination of “Good Reason” made by the Change of Control Participant shall be conclusive, and (z) a Change of Control Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (A) through (F) of Section 4.2(a)(ii) shall not affect such Change of Control Participant’s ability to terminate employment for Good Reason. The Company and the applicable Change of Control Participant shall take all steps necessary (including with regard to any post-termination services by such Change of Control Participant) to ensure that any termination described in this Section 4.2(a) constitutes a “separation from service” within the meaning of Section 409A.
     (b) Terminations Which Do Not Give Rise to Change of Control Separation Benefits Under This Plan. If a Change of Control Participant’s employment is terminated for Cause or Disability (as those terms are defined below), as a result of the Change of Control Participant’s death, or due to voluntary termination other than for Good Reason, such termination shall not be deemed to be a termination for a reason specified in Section 4.2(a) of this Plan B and the Change of Control Participant shall not be entitled to Change of Control Separation Benefits under this Plan B, regardless of the occurrence of a Change of Control; provided, however, that in the event of any such termination during the two-year period following a Change of Control, the Change of Control Participant (or the Change of Control Participant’s estate, as applicable) shall be entitled to receive Accrued Obligations (except that in the event of a termination by the Company for Cause or by the Change of Control Participant without Good Reason, Accrued Obligations shall not for purposes of this sentence include the amount described in Section 4.3(a)(i)(A)(2) of this Plan B), provided that in the event that the Change of Control Participant is a Specified Employee and the termination is due to the Change of Control Participant’s Disability, the portion of Accrued Obligations described in Section 4.3(a)(i)(A)(2) of this Plan B shall be paid, with Interest from the Date of Termination, on the first business day after the date that is six months following such Change of Control Participant’s “separation from service” within the meaning of Section 409A of the Code. In addition, in the event of such a termination that is due to death or Disability, the applicable Change of Control Participant (or such Change of Control Participant’s estate and/or beneficiaries, as applicable) shall be entitled to receive death or disability benefits, as applicable, at least equal to the most favorable benefits provided by the Company and its Affiliates under such plans, programs, practices and policies relating to death or disability benefits, as applicable, as in effect with respect to other peer executives and their beneficiaries at any time during the 180-day period immediately preceding the Change of Control or, if more favorable to the applicable Change of Control Participant (or such Change of Control Participant’s estate and/or beneficiaries, as applicable), as in effect on the date of the Change of Control Participant’s death or disability with respect to other peer executives of the Company and its Affiliates and their beneficiaries.
     (i) A termination for “Disability” shall have occurred where the applicable Change of Control Participant is absent from such Change of Control Participant’s duties with the Company and its Affiliates on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to such Change of Control Participant or such Change of Control Participant’s legal representative. In such event, such Change of Control Participant’s employment with the Company and its Affiliates shall terminate effective on the 30th day (the “Disability Effective Date”) after receipt of the applicable Notice of Termination (as defined in Section 4.2(c) of this Plan B) by the Change of Control Participant, provided that, within the 30 days after such receipt, the Change of Control Participant shall not have returned to full-time performance of the Change of Control Participant’s duties.
     (ii) A termination for “Cause” shall have occurred where the applicable Change of Control Participant is terminated because of:
     (A) the willful and continued failure of the Change of Control Participant to perform substantially the Change of Control Participant’s duties with the Company and its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Change of Control Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or the Chief Executive Officer believes that the Change of Control Participant has not substantially performed the Change of Control Participant’s duties, or
     (B) the Change of Control Participant’s conviction of, or plea of guilty or no contest to, a felony, or
     (C) the Change of Control Participant’s misappropriation or theft of Company assets, or

     (D) the willful engaging by the Change of Control Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
For purposes of this Section 4.2(b)(ii), no act or failure to act, on the part of the Change of Control Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Change of Control Participant in bad faith or without reasonable belief that the Change of Control Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority (A) given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Company and its Affiliates and is not publicly traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) except with respect to an act or failure to act of the Chief Executive Officer, upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company who is senior to the applicable Change of Control Participant, or (C) based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Change of Control Participant in good faith and in the best interests of the Company. The cessation of employment of the Change of Control Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Change of Control Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Applicable Board who are not officers or employees of the Company at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Change of Control Participant and the Change of Control Participant is given an opportunity, together with counsel for the Change of Control Participant, to be heard before the Applicable Board), finding that, in the good faith opinion of the board, the Change of Control Participant is guilty of the conduct described in this Section 4.2(b)(ii), and specifying the particulars thereof in detail.
     (c) Notice of Termination. Any termination by the Company for Cause or Disability, or by a Change of Control Participant for Good Reason, shall be communicated by a Notice of Termination to the other party. For purposes of this Plan B, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Plan B relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Change of Control Participant’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice (except in the case of a termination due to Disability, in which case such date shall be the Disability Effective Date)). The failure by the Change of Control Participant or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Cause, or Disability shall not waive any right of the Change of Control Participant or the Company, respectively, hereunder or preclude the Change of Control Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Change of Control Participant’s or the Company’s rights hereunder.
     4.3 Change of Control Separation Benefits.
     (a) If a Change of Control Participant’s employment is terminated under the circumstances set forth in Section 4.1 of this Plan B entitling such Change of Control Participant to Change of Control Separation Benefits, the Company shall pay or provide, as the case may be, to such Change of Control Participant the amounts and benefits set forth in items (i) through (iv) below (the “Change of Control Separation Benefits”):
     (i) the Company shall pay to the Change of Control Participant in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:
     (A) the sum of (1) the Change of Control Participant’s base salary through the Date of Termination to the extent not theretofore paid, and (2) the product of (x) the higher of (A) the Average Annual Bonus and (B) the Change of Control Participant’s annual bonus for the last fiscal year (such higher amount being referred to as the “Higher Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the amounts described in this Section 4.3(a)(i)(A), the “Accrued Obligations”); and
     (B) the amount equal to the product of (1) the Change of Control Multiple and (2) the sum of (x) the Change of Control Participant’s Annual Base Salary and (y) the Higher Annual Bonus;
     (ii) for a number of years after the Change of Control Participant’s Date of Termination equal to the Change of Control Multiple, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall cause its applicable welfare plans to continue medical and dental benefits to the Change of Control Participant and/or the Change of Control Participant’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies, as in effect immediately prior to the Change of Control, or if more favorable to the Change of Control Participant, as in effect immediately before the Date of Termination; provided, however, that if the Change of Control Participant becomes reemployed with another employer and is eligible to receive medical and/or dental benefits under another employer provided plan, the medical and/or dental benefits, as applicable, described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and, provided, further, that the benefits provided hereunder shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Change of Control Participant’s income for federal income tax purposes. Notwithstanding the foregoing, if the Company reasonably determines that providing continued coverage under one or more of its welfare benefit plans contemplated herein could adversely affect the tax treatment of other participants covered under such plans, or would otherwise have adverse legal ramifications or adverse economic impact, the Company may, in its discretion, provide other insurance coverage substantially similar in the aggregate to the continued coverage otherwise required hereunder.
     (iii) the Company shall, at its sole expense as incurred, provide the Change of Control Participant with reasonable outplacement services, the terms, scope and provider of which shall be selected by the Change of Control Participant in the Change of Control Participant’s sole discretion, provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination, and the Company shall pay the full cost of such services up to but not exceeding the amount set forth on Appendix A of this Plan B with respect to the applicable Change of Control Participant; and
     (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Change of Control Participant any Other Benefits.
Notwithstanding the preceding provisions of this Section 4.3(a), in the event that the Change of Control Participant is a Specified Employee, amounts to be paid pursuant to Sections 4.3(a)(i)(A)(2) and 4.3(a)(ii) of this Plan B shall be paid, with Interest from the Date of Termination, on the first business day (the “Delayed Payment Date”) after the date that is six months following such Change of Control Participant’s “separation from service” within the meaning of Section 409A.
     (b) Notwithstanding the preceding provisions of this Section 4.3, in the event the applicable Change of Control is not a Section 409A Change of Control, the payments under Section 4.3(a)(i)(B) of this Plan B shall be paid as follows: (i) the amount of such payments that would have been paid under Plan A of this Program upon a termination described in Section 4.2(a) thereof shall be paid in installments on the same payment schedule as would have applied under Plan A of this Program upon such a termination, and (ii) any additional amounts due under Section 4.3(a)(i)(B) of this Plan B shall be paid in a lump sum in accordance with the provisions of Section 4.3(a)(i)(B) of this Plan B (subject to the delay required by the final paragraph of Section 4.3(a), if applicable).
     4.4 Certain Additional Payments by the Company.
     (a) Anything in this Plan B to the contrary notwithstanding and except as set forth below, in the event it shall be determined that that any Payment would be subject to the Excise Tax, then the applicable Change of Control Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Change of Control Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Change of Control Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4.4(a), if it shall be determined that the Change of Control Participant is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Change of Control Participant and the amounts payable under this Plan B shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections of this Plan B in the following order: (i) Section 4.3(a)(i)(B), (ii) Section 4.3(a)(ii), (iii) Section 4.3(a)(iii), and (iv) Section 4.3(a)(i)(A)(2). For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan B (and no other Payments) shall be reduced. If the reduction of the amount payable under this Plan B would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 4.4(a). The Company’s obligation to make Gross-Up Payments under this Section 4.4 shall not be conditioned upon the Change of Control Participant’s termination of employment.
     (b) Subject to the provisions of Section 4.4(c) of this Plan B, all determinations required to be made under this Section 4.4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Change of Control Participant within 15 business days of the receipt of notice from the Change of Control Participant that there has been a Payment, or such earlier time as is requested by the Company. In the event that (i) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control or (ii) the Accounting Firm is otherwise unable or unwilling to make the determinations required to be made under this Section 4.4, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Change of Control Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.4(c) of this Plan B and the Change of Control Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Change of Control Participant.
     (c) The Change of Control Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Change of Control Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Change of Control Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Change of Control Participant in writing prior to the expiration of such period that it desires to contest such claim, the Change of Control Participant shall: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Change of Control Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 4.4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Change of Control Participant and direct the Change of Control Participant to sue for a refund or contest the claim in any permissible manner, and the Change of Control Participant will prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Change of Control Participant to sue for a refund, the Company shall indemnify and hold the Change of Control Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Change of Control Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Change of Control Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by the Change of Control Participant of a Gross-Up Payment or payment by the Company of an amount on the Change of Control Participant’s behalf pursuant to Section 4.4(c) of this Plan B, the Change of Control Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Change of Control Participant shall (subject to the Company’s complying with the requirements of Section 4.4(c) of this Plan B, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Change of Control Participant’s behalf pursuant to Section 4.4(c), a determination is made that the Change of Control Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Change of Control Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     (e) Any Gross-Up Payment, as determined pursuant to this Section 4.4, shall be paid by the Company within five days of the receipt of the Accounting Firm’s determination; provided, however, that (i) the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Change of Control Participant, all or any portion of any Gross-Up Payment, and the Change of Control Participant hereby consents to such withholding, and (ii) the Gross-Up Payment shall be made by the end of the Change of Control Participant’s taxable year next following the Change of Control

Participant’s taxable year in which the related taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 4.4(c) of this Plan B that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year next following the calendar year in which the claim is finally settled or otherwise resolved.
     (f) Definitions. The following terms shall have the following meanings for purposes of this Section 4.4.
     (i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
     (ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
     (iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the applicable Change of Control Participant, whether paid or payable pursuant to this Plan B or otherwise.
     (iv) The “Safe Harbor Amount” means 2.99 times the applicable Change of Control Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
     4.5 Funding in Certain Circumstances. The Company has established a Supplemental Benefits Trust with Wells Fargo Bank Minnesota, N.A. as trustee to hold assets of the Company under certain circumstances as a reserve for the discharge of the Company’s obligations under this Plan B and certain plans of deferred compensation of the Company. In the event of a termination entitling a Change of Control Participant to Change of Control Separation Benefits hereunder, the Company shall be obligated to immediately contribute such amounts to such trust as may be necessary to fully fund all benefits that may become due to such Change of Control Participant under this Article IV (except under Section 4.3(a)(ii) of this Plan B). All assets held in such trust shall remain subject only to the claims of the Company’s general creditors whose claims against the Company are not satisfied because of the Company’s bankruptcy or insolvency (as those terms are defined in the applicable trust agreement). Change of Control Participants do not have any preferred claim on, or beneficial ownership interest in, any assets of the trust before the assets are paid to them and all rights created under the trust, as under this Plan B, are unsecured contractual claims of Change of Control Participants against the Company. In the event the funding of the trust described in this paragraph does not occur, upon written demand by the applicable Change of Control Participant given at any time after the Date of Termination, the Company shall deposit in trust with an institutional trustee designated by the Change of Control Participant in such demand amounts which may become payable to the

Change of Control Participant pursuant to this Article IV (except under Section 4.3(a)(ii) of this Plan B) with irrevocable instructions to pay amounts to the Change of Control Participant when due in accordance with the terms of this Plan B. All fees, expenses and other charges of any trustee of a trust described in this paragraph shall be paid by the Company. The trustee of any trust described in this paragraph shall be entitled to rely conclusively on the Change of Control Participant’s written statement as to the fact that payments are due under this Plan B and the amount of such payments. Notwithstanding any other provision of this paragraph, (x) no trust shall be funded pursuant to this paragraph if the funding thereof would result in taxable income to any Change of Control Participant by reason of Section 409A(b) of the Code, and (y) in no event shall any assets of the trust contemplated by this paragraph at any time be located or transferred (within the meaning of Section 409A(b) of the Code) outside of the United States.
     4.6 Payment Obligations Absolute. Upon a Change of Control, subject to Section 4.4(a) of this Plan B, the obligations of the Company to pay or provide the Change of Control Separation Benefits described in Section 4.3 of this Plan B shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company and its Affiliates may have against any Change of Control Participant. In no event shall a Change of Control Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Change of Control Participant under any of the provisions of this Plan B, nor shall the amount of any payment under this Plan B be reduced by any compensation earned by a Change of Control Participant as a result of employment by another employer. Nothing in this Plan B shall prevent or limit a Change of Control Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company and its Affiliates and for which the Change of Control Participant may qualify, nor shall anything herein limit or otherwise affect such rights as the Change of Control Participant may have under any contract or agreement with the Company and its Affiliates. Amounts which are vested benefits or which a Change of Control Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Plan B. Without limiting the generality of the foregoing, a Change of Control Participant’s resignation under this Plan B with or without Good Reason, shall in no way affect such Change of Control Participant’s ability to terminate employment by reason of such Change of Control Participant’s “retirement” under any compensation and benefits plans, programs or arrangements of the Company and its Affiliates, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Company and its Affiliates or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if a Change of Control Participant receives payments and benefits pursuant to Section 4.3(a) of this Plan B, such Change of Control Participant shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its Affiliates (including Plan A of this Program), unless otherwise specifically provided therein in a specific reference to this Plan B.

     4.7 Vesting of Supplemental Retirement Plan Benefit. If a Change of Control Participant’s employment is terminated under the circumstances set forth in Section 4.1 of this Plan B, any benefit accrued under the otherwise applicable terms of the 2005 Supplemental Retirement Plan of General Mills, Inc. shall be fully vested and nonforfeitable as of his or her Date of Termination, provided, however, that said Participant is not fully vested in his or her accrued benefit under the terms of the 2005 Supplemental Retirement Plan of General Mills, Inc., is at least a Senior Vice President, and is at least 55 years old on his or her Date of Termination. This provision potentially operates to accelerate vesting but does not impact the amount of one’s accrued benefit, when it is paid, or the payment form, all of which are governed by the otherwise applicable terms of the 2005 Supplemental Retirement Plan of General Mills, Inc.
ARTICLE V
CONFIDENTIALITY AND NON-COMPETITION
     5.1 Confidentiality. As a condition of participation in this Plan B, all Change of Control Participants agree to abide by the provisions of this Section 5.1. Each Change of Control Participant will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates, and their respective businesses, which shall have been obtained by the Change of Control Participant during the Change of Control Participant’s employment by the Company or any of its Affiliates and which shall not be or become public knowledge (other than by acts by the Change of Control Participant or representatives of the Change of Control Participant in violation of this paragraph). After termination of the Change of Control Participant’s employment with the Company, the Change of Control Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
     5.2 Non-Competition. As a condition of participation in this Plan B, all Change of Control Participants agree (and, at the request of the Company, shall enter into a separate written agreement) to abide by the provisions of this Section 5.2 in the event of a termination of employment entitling such Change of Control Participant to Change of Control Separation Benefits. During the one-year period immediately following any termination of employment which entitles a Change of Control Participant to Change of Control Separation Benefits hereunder, such Change of Control Participant shall not enter into Competition with the Company. For purposes of this Section, “Competition” means (i) participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America) in a business in competition with any business conducted by the Company or any of its Affiliates, with regard to which the Change of Control Participant worked or otherwise had non-incidental responsibilities or had access to non-incidental confidential information, while employed by the Company or any of its Affiliates; provided, however, that such participation shall not include: (x) the mere ownership of not more than 1% of the total outstanding stock of a publicly held company; (y) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for, or with regard to, a business unit of the enterprise in the aforesaid competition; or (z) any activity engaged in with the prior written approval of the Company; or (ii) directly or indirectly, recruiting, soliciting or inducing, of any employee or employees of the Company or any of its Affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or any of its Affiliates or hiring or assisting another person or entity to hire any employee of the Company or any of its Affiliates. If any restriction set forth with regard to Competition is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
     5.3 No Offset. The Company may require that a Change of Control Participant affirm the requirements of this Article V in connection with receipt of Change of Control Separation Benefits hereunder, provided that in no event shall an asserted violation of the provisions of this Article V constitute a basis for deferring or withholding any amounts otherwise payable to a Change of Control Participant under this Plan B.
ARTICLE VI
MISCELLANEOUS
     6.1 Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan B if no succession had taken place. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and to honor this Plan B in the same manner and to the same extent that the Company would be required to honor it if no such succession had taken place. The term “Company,” as used in this Plan B, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan B.
     6.2 Amendment and Termination. The Plan may be terminated or amended in any respect by resolution adopted by the Committee, provided, that this Plan B may not, without the consent of all Change of Control Participants, be terminated or amended in any manner which would adversely affect the rights or potential rights of Change of Control Participants unless (i) such termination or amendment takes effect only upon the first anniversary of its adoption (and becomes null and void in the event of a Change of Control prior to such first anniversary) and (ii) such termination or amendment is not adopted in connection with, in anticipation of, during the six-month period prior to, or during the two-year period (or such longer period as is necessary to ensure that all potential obligations under this Plan B have been satisfied) following a Change of Control.
     6.3 Legal Fees. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the applicable Change of Control Participant), at any time from the date of a Change of Control through such Change of Control Participant’s remaining lifetime (or, if longer, through the 20th anniversary of the Change of Control), to the full extent permitted by law, all legal fees and expenses which a Change of Control Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, such Change of Control Participant or others of the validity or enforceability of, or liability under, any provision of this Plan B or any guarantee of performance thereof (including as a result of any contest by the Change of Control Participant about the amount of any payment pursuant to this Plan B), plus in each case Interest on any delayed payment; provided, however, that in connection with a contest initiated by a Change of Control Participant related to an Anticipatory Termination, if a Change of Control has not occurred during the pendency of such contest relating to an Anticipatory Termination (and unless and until such time as a Change of Control does occur during the 12 months following the date of such Anticipatory Termination), the Company shall not pay such legal fees and expenses as incurred, but shall reimburse the Change of Control Participant for such legal fees and expenses within 30 days following the final resolution of such contest if the Executive substantially prevails in such contest. In order to comply with Section 409A, in no event shall payments by the Company under this Section 6.3 be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred (or, in connection with a contest related to an Anticipatory Termination where such fees are reimbursable due to the resolution of such contest, following the calendar year in which such contest is finally resolved), provided that the applicable Change of Control Participant shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred (or, in connection with a contest related to an Anticipatory Termination where such fees are reimbursable due to the resolution of such contest, following the calendar year in which such contest is finally resolved). The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and a Change of Control Participant’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
     6.4 Compliance With Law. Notwithstanding anything else contained herein, the Company shall not be required to make any payment or take any other action prohibited by law, including, but not limited to, any regulation, directive, or order of federal or state regulatory authorities.
     6.5 Notices. If notice is to be provided to the Company pursuant to the terms of this Plan B, such notice shall be delivered to the Senior Vice President of Human Resources, or if otherwise designated, the senior human resources officer of the Company.
     6.6 Employment Status. This Plan does not constitute a contract of employment or impose on any Change of Control Participant, the Company, or any Affiliate of the Company any obligation to retain any Change of Control Participant as an employee.
     6.7 Tax Withholding. The Company may withhold from any amounts payable under this Plan B such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     6.8 Construction. The invalidity or unenforceability of any provision of this Plan B shall not affect the validity or enforceability of any other provision of this Plan B, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The captions of this Plan B are not part of the provisions hereof and shall have no force or effect. Neither a

Change of Control Participant’s nor the Company’s failure to insist upon strict compliance with any provision of this Plan B or the failure to assert any right a Change of Control Participant or the Company may have hereunder, including, without limitation, the right of the Change of Control Participant to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan B.
     6.9 Governing Law. This Plan B is not subject to ERISA. This Plan B shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws.
     6.10 Section 409A. This Plan B is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be interpreted and administered in accordance with Section 409A of the Code. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Each payment under this Plan B shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan B. All reimbursements and in-kind benefits provided under this Plan B shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Plan B be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the applicable Participant shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the applicable Participant’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the applicable Participant’s remaining lifetime (or if longer, through the 20th anniversary of the Date of Termination).

Appendix A of Plan B

Change of Control
Change of Control Participant	Multiple	Outplacement Maximum